Prospectus Supplement No. 2

The Prospectus dated November 14, 1996 (the "Prospectus") relating to the offer for resale of up to $115,000,000 aggregate principal amount of 5 1/2% Convertible Subordinated Debentures due 2006 of Aames Financial Corporation (the "Company") and 4,107,142 shares of the common stock of the Company, par value $0.001 per share, into which such Debentures are convertible is hereby amended as follows:

     (1) The fourth paragraph appearing on the cover page of the Prospectus is deleted and replaced in its entirety as follows:

     "The Debentures are general unsecured obligations of the Company, subordinated to all existing and future Senior Indebtedness (as defined herein), which at October 31, 1996 was approximately $256 million, including $23.0 million of the Company's 10.5% Senior Notes due 2002, $150 million of the Company's 9.125% Senior Notes due 2003 and Company guarantees of approximately $82.9 million of warehouse indebtedness outstanding on such date incurred by a wholly owned subsidiary of the Company. See 'Description of the Debentures.'"


     (2) The following entities are hereby named as Selling Security Holders as contemplated on page 33 of the Prospectus:

         SELLING SECURITY HOLDER             PRINCIPAL AMOUNT OF DEBENTURES
         -----------------------             ------------------------------

     Argent Classic Convertible Arbitrage               $1,000,000
       Fund (Bermuda) L.P.
     c/o Carrigaholt Holdings, Ltd.
     10 Queen Street
     Hamilton, Bermuda, HM 11

     Carrigaholt Capital (Bermuda) L.P.                 $1,700,000
     Milner House, 18 Parliament Street
     Hamilton, Bermuda

     Class 1 C, L.P.                                    $  850,000
     c/o Trident Trust Company
     4 Columbus Centre, Wickams Cay, Road Town
     Tortola, British Virgin Islands

     McMahan Securities Co. L.P.                        $  500,000
     591 West Putnam Avenue
     Greenwich, CT   06830

     Mariner Atlantic Ltd.                              $  500,000
     65 East 55th Street
     New York, NY   10022

     Sage Capital                                       $1,120,000
     P.O. Box 3629, 314 S. River Street
     Hailey, ID   83333

     Salomon Brothers Equity Arbitrage                  $  750,000
     7 World Trade Center, 38th Floor
     New York, NY   10048

     Salomon Brothers US Hybrid Equity                  $  150,000
     7 World Trade Center, 38th Floor
     New York, NY   10048

     Smith Barney Inc.                                  $5,100,000
     390 Greenwich Street
     New York, NY   10013


Smith Barney Inc. has in the past provided to the Company investment banking services for which it has received customary fees and may in the future provide such services.


         The date of this Prospectus Supplement is November 22, 1996.